                              EMPLOYMENT AGREEMENT

          EMPLOYMENT AGREEMENT (the "Agreement") dated February 23, 2005 by and between Celanese Corporation (the "Company") and Corliss Nelson (the
"Executive").

          The Company desires to employ Executive and to enter into an agreement embodying the terms of such employment;

          Executive desires to accept such employment and enter into such an agreement;

          In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

          1. Term of Employment. Subject to the provisions of Section 7 of this
Agreement, Executive shall be employed by the Company for a period commencing on the date hereof and ending on December 31, 2007 (the "Employment Term") on the terms and subject to the conditions set forth in this Agreement.

          2. Position.

                    a. During the Employment Term, Executive shall serve as the
Company's Executive Vice President, Chief Financial Officer. In such position,
Executive shall have such duties and authority as shall be determined from time to time by the Board of Directors of the Company (the "Board") and the Chief
Executive Officer of the Company.

                    b. During the Employment Term, Executive will devote
Executive's full business time and best efforts to the performance of
Executive's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, (i) subject to the prior approval of the Board, from accepting appointment to or continue to serve on any board of directors or trustees of any business corporation or any charitable organization or (ii) from participating in charitable activities or managing personal investments;
provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive's duties hereunder or conflict with Section 8.

          3. Base Salary. During the Employment Term, the Company shall pay
Executive a base salary at the annual rate of $675,000, payable in regular installments in accordance with the Company's usual payment practices. Executive shall be entitled to such increases (but no decreases) in Executive's base salary, if any, as may be determined from time to time in the sole discretion of the Board. Executive's annual base salary, as in effect from time to time, is hereinafter referred to as the "Base Salary."

          4. Annual Bonus. With respect to each full calendar year during the
Employment Term, Executive shall be eligible to earn an annual bonus award (an
"Annual

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Bonus") targeted at eighty percent (80%) of Executive's Base Salary (the
"Target"), payout to range from 0 - 200% of Target, based upon the achievement of performance targets established by the Board.

          5. Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company's compensation and employee benefit plans
(other than annual bonus and severance plans) as in effect from time to time
(collectively "Employee Benefits"), on the same basis as those benefits are generally made available to other senior executives of the Company.

          6. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive's duties hereunder shall be reimbursed by the Company in accordance with Company policies.

          7. Termination. The Employment Term and Executive's employment hereunder may be terminated by either party at any time and for any reason;
provided that Executive will be required to give the Company at least 30 days advance written notice of any resignation of Executive's employment.
Notwithstanding any other provision of this Agreement, the provisions of this
Section 7 shall exclusively govern Executive's rights upon termination of employment with the Company and its affiliates.

                    a. By the Company For Cause or By Executive Resignation
Without Good Reason.

               (i) The Employment Term and Executive's employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Executive's resignation without Good Reason (as defined in
Section 7(c)).

               (ii) For purposes of this Agreement, "Cause" shall mean (A)
Executive's willful failure to perform Executive's duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness)
for a period of 30 days following written notice by the Company to Executive of such failure, (B) conviction of, or a plea of nolo contendere to, (x) a felony
(other than traffic-related) under the laws of the United States or any state thereof or any similar criminal act in a jurisdiction outside the United States or (y) a crime involving moral turpitude, (C) Executive's willful malfeasance or willful misconduct which is demonstrably injurious to the Company, (D) any act of fraud by Executive or (E) Executive's breach of the provisions of Sections 8 or 9 of this Agreement.

               (iii) If Executive's employment is terminated by the Company for
Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

                    (A) the Base Salary through the date of termination;

                    (B) any Annual Bonus earned but unpaid as of the date of
     termination for any previously completed fiscal year;

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                    (C) reimbursement for any unreimbursed business expenses
     properly incurred by Executive in accordance with Company policy prior to the date of Executive's termination; and

                    (D) such Employee Benefits, if any, as to which Executive
     may be entitled under the employee benefit plans of the Company or its affiliates (the amounts described in clauses (A) through (D) hereof being referred to as the "Accrued Rights").

          Following such termination of Executive's employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 7(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                    b. Disability or Death.

               (i) The Employment Term and Executive's employment hereunder shall terminate upon Executive's death and may be terminated by the Company if
Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9)
months in any twenty-four (24) consecutive month period to perform Executive's duties (such incapacity is hereinafter referred to as "Disability").

               (ii) Upon termination of Executive's employment hereunder for either Disability or death, Executive or Executive's estate (as the case may be)
shall be entitled to receive the Accrued Rights.

          Following Executive's termination of employment due to death or
Disability, except as set forth in this Section 7(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this
Agreement.

                    c. By the Company Without Cause or Resignation by Executive
for Good Reason.

               (i) The Employment Term and Executive's employment hereunder may be terminated by the Company without Cause or by Executive's resignation for
Good Reason.

               (ii) For purposes of this Agreement, "Good Reason" shall mean (A)
any reduction in Executive's Base Salary or Annual Bonus opportunity or (B) any substantial diminution in Executive's position or duties, adverse change in reporting lines or assignment of duties materially inconsistent with Executive's position (other than in connection with an increase in responsibility or a promotion); provided that the events described in clauses (A) and (B) of this
Section 7(c)(ii) shall constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason.

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               (iii) If Executive's employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive:

                    (A) the Accrued Rights;

                    (B) a pro rata portion of any Annual Bonus, if any, that
     Executive would have been entitled to receive pursuant to Section 4 hereof in such year based upon the percentage of the fiscal year that shall have elapsed through the date of Executive's termination of employment, payable when such Annual Bonus would have otherwise been payable had Executive's employment not terminated, and

                    (C) subject to Executive's continued compliance with the
     provisions of Sections 8 and 9, (x) continued payment of the Base Salary until twelve months after the date of such termination and (y) payment of
     Executive's Target Annual Bonus for the year of termination, payable over the twelve month period after the date of such termination, in accordance with the Company's usual payroll practice; provided that the aggregate amount described in this clause (C) shall be reduced by the present value of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates.

          Following Executive's termination of employment by the Company without
Cause (other than by reason of Executive's death or Disability) or by
Executive's resignation for Good Reason, except as set forth in this Section
7(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                    d. Continued Employment Beyond the Expiration of the
Employment Term. Unless the parties otherwise agree in writing, continuation of
Executive's employment with the Company beyond the expiration of the Employment
Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive's employment may thereafter be terminated at will by either Executive or the Company; provided that the provisions of Sections 8, 9 and 10 of this Agreement shall survive any termination of this Agreement or Executive's termination of employment hereunder.

                    e. Notice of Termination. Any purported termination of
employment by the Company or by Executive (other than due to Executive's death)
shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11(g) hereof. For purposes of this Agreement, a
"Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

                    f. Board/Committee Resignation. Upon termination of
Executive's employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company's affiliates.

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          8. Non-Competition.

                    a. Executive acknowledges and recognizes the highly
competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

          (1) During the Employment Term and, for a period of one year following the date Executive ceases to be employed by the Company (the "Restricted
Period"), Executive will not, whether on Executive's own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever ("Person"), directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client or prospective client:

                    (i)  with whom Executive had personal contact or dealings on behalf of the Company during the one year period
                         preceding Executive's termination of employment;

                    (ii) with whom employees reporting to Executive have had
                         personal contact or dealings on behalf of the Company
                         during the one-year immediately preceding the
                         Executive's termination of employment; or

                    (iii) for whom Executive had direct or indirect
                         responsibility during the one year period immediately
                         preceding Executive's termination of employment.

          (2) During the Restricted Period, Executive will not directly or indirectly:

                    (i)  engage in any business that competes with the business of the Company or its affiliates (including, without
                         limitation, businesses which the Company or its
                         affiliates have specific plans to conduct in the future
                         and as to which Executive is aware of such planning) (a
                         "Competitive Business");

                    (ii) enter the employ of, or render any services to, any
                         Person (or any division or controlled or controlling
                         affiliate of any Person) who or which engages in a
                         Competitive Business;

                    (iii) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business,
                         directly or indirectly, as an individual, partner,
                         shareholder, officer, director, principal, agent,
                         trustee or consultant; or

                    (iv) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the
                         date of this Agreement) between the Company or any of
                         its affiliates and customers,

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                         clients, suppliers partners, members or investors
                         of the Company or its affiliates.

          (3) Notwithstanding anything to the contrary in this Agreement,
Executive may directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

          (4) During the Restricted Period, Executive will not, whether on
Executive's own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

                    (i)  solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or
                         its affiliates (other than as a result of a general
                         advertisement of employment made by Executive's
                         subsequent employer or business, not directed at any
                         such employee); or

                    (ii) hire any such employee who was employed by the Company or its affiliates as of the date of Executive's
                         termination of employment with the Company or who left
                         the employment of the Company or its affiliates
                         coincident with, or within one year prior to or after,
                         the termination of Executive's employment with the
                         Company.

          (5) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates.

                    b. It is expressly understood and agreed that although
Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.
Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

          9. Confidentiality; Intellectual Property.

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                    a. Confidentiality.

               (i) Executive will not at any time (whether during or after
Executive's employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the
Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information
--including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals -- concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis ("Confidential Information") without the prior written authorization of the Board.

               (ii) "Confidential Information" shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive's breach of this covenant; (b) made legitimately available to
Executive by a third party without breach of any confidentiality obligation; or
(c) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

               (iii) Upon termination of Executive's employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any
Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the
Company, at the Company's option, all originals and copies in any form or medium
(including memoranda, books, papers, plans, computer files, letters and other data) in Executive's possession or control (including any of the foregoing stored or located in Executive's office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

                    b. Intellectual Property.

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               (i) If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) ("Works"), either alone or with third parties, prior to Executive's employment by the
Company, that are relevant to or implicated by such employment ("Prior Works"),
Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company's current and future business. A list of all such Works as of the date hereof is attached hereto as Exhibit A.

               (ii) If Executive creates, invents, designs, develops,
contributes to or improves any Works, either alone or with third parties, at any time during Executive's employment by the Company and within the scope of such employment and/or with the use of any the Company resources ("Company Works"),
Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

               (iii) Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the
Company at all times.

               (iv) Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company's expense (but without further remuneration)
to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company's rights in the Prior Works and Company Works. If the Company is unable for any other reason to secure Executive's signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agent and attorney in fact, to act for and in
Executive's behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

               (v) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual

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property and potential conflicts of interest. Executive acknowledges that the
Company may amend any such policies and guidelines from time to time, and that
Executive remains at all times bound by their most current version.

               (vi) The provisions of Section 9 shall survive the termination of
Executive's employment for any reason.

          10. Specific Performance. Executive acknowledges and agrees that the
Company's remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

          11. Miscellaneous.

                    a. Governing Law. This Agreement shall be governed by and
construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

                    b. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

                    c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                    d. Severability. In the event that any one or more of the
provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

                    e. Assignment. This Agreement, and all of Executive's rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the

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Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

                    f. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

                    g. Notice. For the purpose of this Agreement, notices and
all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

               If to the Company:

               1601 West LBJ Freeway
               Dallas, TX 75234-6034
               Attention: General Counsel

               If to Executive:

               To the most recent address of Executive set forth in the
               personnel records of the Company.

                    h. Prior Agreements This Agreement supersedes all prior
agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of
Executive's employment with the Company and/or its affiliates, including, without limitation, the employment letter between Executive and the Company (or its predecessor) dated October 28, 2004.

                    i. Cooperation. Executive shall provide Executive's
reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during
Executive's employment hereunder. This provision shall survive any termination of this Agreement.

                    j. Withholding Taxes. The Company may withhold from any
amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

                    k. Counterparts. This Agreement may be signed in
counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CELANESE CORPORATION                                 CORLISS NELSON

/s/ David Weidman                         /s/ Corliss Nelson
--------------------------------------    --------------------------------------
By:    David Weidman
Title: President and Chief Executive
       Officer